UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 14, 2016

EVINE Live Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-37495	41-1673770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6740 Shady Oak Road

Eden Prairie, Minnesota 55344-3433

(Address of principal executive offices)

(952) 943-6000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On September 14, 2016, EVINE Live Inc. (the “Company”) entered into Securities Purchase Agreements (the “Purchase Agreement”) with certain accredited investors pursuant to which it agreed to sell, in the aggregate for all investors: (a) 5,952,381 shares of the Company’s common stock at a price of $1.68 per share, (b) Warrants to purchase 2,976,190 shares of the Company’s common stock (the “Warrants”), and (c) options (“Options”) by which certain investors may, upon exercise, purchase additional shares of the Company’s common stock and warrants (“Option Warrants”) to purchase shares of the Company’s common stock. If all of the Warrants, Option and Option Warrants issued by the Company are exercised, the total shares of common stock issued in connection with this offering (the “Offering”) is expected to represent no more than approximately 19.999% of the Company’s total issued and outstanding shares following such exercises.

The Company expects to raise total gross proceeds of $10,000,000 through the Offering, not including the proceeds of any future exercise of the Warrants, Options and Option Warrants. The Company intends to use the net proceeds of the Offering for general working capital purposes and debt repayment. In connection with the closing of the Offering, the Company will pay estimated expenses of $700,000.

Brand Building Advisory Committee

In connection with the Offering, Messrs. Tommy Hilfiger and Tommy Mottola have agreed to join the Company’s newly-formed Brand Building Advisory Committee, which is a non-board committee that will advise the Board of Directors, including on matters related to brand strategy.

Registration Rights

As part of the Purchase Agreement, the Company has agreed to register the shares of common stock sold in the private placement and the shares of common stock issuable upon exercise of the Warrants, Options and Option Warrants, as well as the Warrants, Options and Option Warrants (collectively, the “registrable securities”) for resale or other disposition. Specifically, the Company agreed to (i) file with the Securities and Exchange Commission a shelf registration statement with respect to the resale of the registrable securities within 30 days after the closing date; (ii) use commercially reasonable efforts to have the shelf registration statement declared effective by the SEC as soon as possible after the initial filing, and in any event no later than 90 days after the closing date (or 120 days in the event of a full review of the shelf registration statement by the SEC); and (iii) keep the shelf registration statement effective until the earlier of the second anniversary of the closing or such time as all registrable securities may be sold pursuant to Rule 144 under the Securities Act of 1933, without the need for current public information or other restriction. If the Company is unable to comply with any of the above covenants, it will be required to pay liquidated damages to the investors in the amount of 1% of the investors’ purchase price for every 30 days until such non-compliance is cured (subject to a 12% cap), with such liquidated damages payable in cash.

Warrant and Option Coverage

The Warrants will expire five years after issuance and will not be exercisable until six months following the closing of the private placement. The exercise price of the Warrants is $2.90 per share.

Each of the Warrants contains a limitation on the number of shares of common stock that an Investor may purchase through the Offering. This limitation varies by investor, but the aggregate limitation, counting all Investors, prevents the Offering from exceeding 19.999% of the Company’s issued and outstanding Common Stock following exercise of all Warrants, Options and Option Warrants.

The Options are not issued for a specific number of shares; rather, each may be exercised for a combination of shares of the common stock and warrants to purchase common stock sufficient to increase such Investor’s holdings in the Company, on a post-exercise basis, to a specific beneficial ownership percentage. This number varies by Investor, but the aggregate Options and Option Warrants, if exercised in full by all Investors, would increase the holdings of all Investors, collectively, to no more than approximately 19.999% of the Company’s issued and outstanding Common Stock at such time. Each Option may only be exercised once, in whole or in part, and will have a per-share exercise price equal to the five-day volume weighted average price per share of the Company’s common stock as of the day immediately prior to exercise. The term of each Option is six months from issuance; provided, however, that an Option may not be exercised for the first 30 days following issuance.

A copy of the form of Purchase Agreement, which includes the forms of the Warrant and Option, are filed as exhibits to this Form 8-K and are incorporated herein by reference.

Closing

The closing of the Offering is expected to occur on or about September 20, 2016, subject to certain customary closing conditions.

Exemption

The offer and sale of the Securities will be exempt from registration under the Securities Act of 1933, and the issuance of the common stock upon exercise of the Warrants, Options, and warrants issued upon exercise of the Options will be exempt, pursuant to Section 4(a)(2) of the Securities Act, on the basis that they do not constitute a public offering since they are being made to a small number of accredited, qualified investors and involve no general solicitation. The Securities may not be offered or resold in the United States in the absence of an effective registration statement or exemption from the Securities Act’s registration requirements.

Press Release

On September 14, 2016, the Company issued a press release announcing the execution of the Purchase Agreement, a copy of which is filed as Exhibit 99.1 hereto.

Item 3.02.	Unregistered Sales of Equity Securities.

See Item 1.01 above.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement, including Form of Warrant and Form of Option, dated September 14, 2016.
99.1	Press Release issued September 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: September 15, 2016		EVINE LIVE INC.

	By:	/s/ Damon Schramm
Damon Schramm Senior Vice President, General Counsel and Secretary